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                                                                   Exhibit 10.25


         THIS AGREEMENT is entered into on this 24 day of March 2000 by and between eNote.com, Inc., a Delaware corporation with a registered address at 185 Allen Brook Lane, Williston, Vermont 05495, Delaware, United States ("ENOTE"), and EESKY TELECOM a.s., a Czech joint stock company with a registered address at Olsanska 5, Prague 3 130 00 ("TELECOM", and together with eNote, collectively, the "Parties" and each a "Party" (including, possibly, a subsidiary of Party, as noted below)).

                                    RECITALS

         WHEREAS, eNote is engaged in the business of developing, manufacturing and marketing low cost Internet appliances for consumers and businesses;

         WHEREAS, eNote has developed TVemail(TM), a television based, non-interactive, low-cost, easy-to-use appliance that allows customers access to email, news, information and shopping via the Internet without the need for a PC or any Internet related know-how (the "SERVICE");

         WHEREAS, eNote and Telecom desire to explore opportunities for cooperation in marketing and distributing the Service in the Czech Republic and the Slovak Republic, with a view to potentially expanding the relationship to market and distribute the Service in other countries throughout Central and Eastern Europe and beyond;

         WHEREAS, pursuant to Section 269(2) of Act No. 513/1999 Coll., as amended, the Commercial Code of the Czech Republic, the Parties have entered into this Agreement to set forth their mutual understandings in respect of a possible transaction on the terms set forth herein;

         NOW, THEREFORE, the Parties hereby agree as follows:

         1. THE VENTURE. It is presently contemplated that the venture (the "VENTURE") would involve the Parties cooperating in marketing and distributing the Service in the Territory on substantially the following terms and conditions:

                  (a) THE TERRITORY. Initially, the Territory would be the Czech Republic and the Slovak Republic. The Parties would negotiate to expand the Territory on mutually agreeable terms to include any or all of those countries generally considered to be within Central and Eastern Europe as specifically agreed to by the Parties (the "EXPANSION COUNTRIES").

                  (b) RELATIONSHIP OF PARTIES. The Parties would carry out the Venture either through a joint venture, revenue sharing or exclusive distributorship arrangement, or other vehicle mutually agreed upon by the Parties.

                  (c) EXCLUSIVITY. During the term of the Venture, neither Party would have the right to market or distribute in the Territory any service that is similar to, or competes with, the Service, other than pursuant to the Venture.

                  (d) EXPANSION COUNTRIES. eNote would agree to keep Telecom informed of any and all discussions or negotiations undertaken by or on behalf of eNote in relation to the marketing or distribution of the Service in any Expansion Country that is not then within the Territory. In such event, eNote would confer with Telecom to determine if eNote and Telecom could agree to an arrangement for the marketing and distribution of the Service in the applicable Expansion Country on mutually acceptable terms.

                  (e) STRUCTURE. Either Party would have the right to accomplish the Venture directly or through one or more subsidiaries.

         2.       CONDITIONS.  Consummation of the Venture would be subject to:

                  (a) negotiation and execution of all definitive agreements providing for the Venture (collectively, the "DEFINITIVE AGREEMENTS"), mutually acceptable in form and substance to both Parties;

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                  (b) receipt of all necessary approvals by both Parties,
including without limitation, all internal corporate approvals and, if applicable, all approvals required under applicable competition and other laws and contracts; and

                  (c) completion of all necessary due diligence to the respective satisfaction of each Party.

         3. COOPERATION. Within fifteen (15) business days after the date hereof, eNote shall deliver to Telecom a technical package for the Service. The technical package shall include all information regarding the Service that is necessary for Telecom to evaluate the Service and the feasibility of marketing and distributing the Service in the Territory, including information regarding the technical parameters of the Service and marketing data for the Service. Promptly after execution of this Agreement, each Party shall identify a representative and cause its representative to cooperate with the other Party's representative to develop an economic model for the Venture. Within thirty (30) days after the date hereof, the Parties shall cause their respective representatives to meet to discuss the economic model developed for the Venture and determine whether the Parties will continue pursuing the Venture. If the Parties' representatives determine to continue pursuing the Venture, at such meeting they shall also discuss the final structure of the Venture, including whether each Party will participate directly or through one or more subsidiaries and whether the Venture will be accomplished through a joint venture, revenue sharing or distributorship arrangement and the Expansion Countries that will be included in the Territory. If the Parties shall determine to continue pursuing the Venture, the Parties shall undertake to negotiate the final terms of the Venture and, if appropriate, to prepare, negotiate, execute and deliver the Definitive Agreements, and upon the execution and delivery thereof, if any, the terms, provisions and conditions contained therein shall supersede all of the terms, provisions and conditions of this Agreement. Neither Party shall be bound in any way to proceed with the Venture unless and until the Definitive Agreements providing for the Venture are executed and then only to the extent therein provided.

         4. EXCLUSIVITY. From the date hereof until the earlier of (a) the termination of this Agreement and (b) the execution of the Definitive Agreements, neither Party will, and each Party shall cause its respective officers, directors, employees, affiliates, representatives, advisors and agents (collectively, "REPRESENTATIVES") not to, without the prior written consent of the other Party, directly or indirectly, discuss, negotiate, undertake, authorize, recommend, propose or enter into any venture, partnership or other similar arrangement involving the marketing or distribution in the Czech Republic, the Slovak Republic or any of the Expansion Countries of the Service or any service similar to or that competes with the Service.

         5. CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS.

                 (a) DUTY OF CONFIDENTIALITY. Each Party (such Party, a "RECIPIENT") receiving Confidential Information (as hereinafter defined) from the other Party (such Party, a "DISCLOSING PARTY") agrees that, until the earlier of the execution of the Definitive Agreements and the date that is two years after the termination of this Agreement, it shall keep confidential and will not disclose to any individual, business, corporation, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity (each, a "PERSON"), and that it will not use, either for its own benefit or for the benefit of any other Person, any such Confidential Information other than disclosures to those of its Representatives, lenders, investors and shareholders as are necessary for purposes of evaluating and effecting the Venture and except as otherwise may be agreed to in writing by the Disclosing Party. Each Recipient shall mark as confidential all Confidential Information received by it which it delivers to its Representatives, shall inform its Representatives of the confidential nature of such Confidential Information and shall instruct its Representatives to keep such Confidential Information confidential in accordance with the terms and conditions of this provision.

                 (b) CONFIDENTIAL INFORMATION. For purposes hereof, "CONFIDENTIAL INFORMATION" shall mean, in respect of any Recipient, any and all information relating to the other Party, or the other Party's activities in the Czech Republic, the Slovak Republic or any of the Expansion Countries, or the Service, whether presented in written or oral form, together with analysis, compilations, studies or other documents prepared by the Recipient, or its Representatives, which contain or otherwise incorporate such information. Confidential Information shall also include any


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information relating to the contents of this Agreement, the Definitive
Agreements, or the transactions contemplated hereby or thereby. Confidential Information shall not include information that (i) is or becomes available to the public other than as a result of a disclosure by the Recipient or its Representatives in violation of this provision, (ii) is obtained by the Recipient from a source other than the Disclosing Party that is not in violation of a contractual obligation to such Disclosing Party with respect to such portions of such Confidential Information, or (iii) is approved for release by the Disclosing Party.

                 (c) RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION. At the request of a Disclosing Party, a Recipient will promptly destroy or return any Confidential Information of the Disclosing Party, together with all copies in its possession, except for those portions of such Confidential Information consisting of analysis, compilations, studies or other documents prepared by the Recipient, or its Representatives, which the Recipient will either destroy or retain and keep confidential subject to the terms and conditions of this provision.

                 (d) LEGAL DUTY TO DISCLOSE. If a Recipient becomes legally compelled to disclose any Confidential Information, such Recipient will promptly provide the Disclosing Party with notice to permit it to seek a protective order or other appropriate remedy and/or to waive compliance with these provisions. A Recipient will disclose only that portion of such Confidential Information that such Recipient is legally required to disclose.

                 (e) PUBLIC STATEMENTS. Each Party shall consult with the other Party and obtain the prior written consent of the other Party before (i) responding to any third party statement or announcement regarding the Venture or the content of this Agreement, and (ii) issuing any press release or otherwise making any public statements, announcements or filings with respect to the Venture or this Agreement, and shall not issue any such press release or make any such public statement, announcement or filing prior to such consultation, except as may be required by applicable law or regulations.

         6. TERMINATION. This Agreement shall terminate (a) upon the determination of the Parties not to continue pursuing the Venture as contemplated in Section 3, (b) upon the determination of the Board of Directors or other duly authorized statutory body or individual of either Party not to approve or proceed with the Venture, (c) at the election of either Party, after the date that is sixty (60) days after the date of this Agreement, (d) at the election of Telecom, if eNote shall breach any provision of this Agreement, or
(e) at the election of eNote, if Telecom shall breach any provision of this Agreement. Any such termination shall be effective upon written notice from the terminating Party to the other Party. Sections 5 and 7 hereof shall survive any termination or expiration of this Agreement.

         7. MISCELLANEOUS.

                  (a) BINDING PROVISIONS. Except for Sections 3, 4, 5 and 6 hereof and this Section 7, which the Parties represent and agree are binding on themselves, this Agreement is not a binding agreement, but rather a statement of mutual intention. This Agreement shall not constitute an agreement on future contract. The Parties shall not have any obligation with respect to any of the transactions contemplated hereby or in the Definitive Agreements unless and until each such Definitive Agreement is satisfactory to each of the Parties thereto, as conclusively evidenced by the execution and delivery thereof at its sole discretion.

                  (b) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Czech Republic.

                  (c) AMENDMENTS AND MODIFICATIONS. This Agreement may be amended, modified and supplemented only by written agreement signed by both Parties.

                  (d) WAIVER OF COMPLIANCE. Any of the terms or conditions of this Agreement that may be lawfully waived may be waived at any time by the Party that is entitled to the benefits thereof. Any such waiver by either Party shall be in writing and signed on behalf of such Party.


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                  (e) NOTICES. Notices or other communications hereunder shall be in writing and shall be deemed given effectively (i) upon delivery if delivered personally, (ii) upon delivery if delivered by courier or (iii) upon receipt if given by telefax, in each case if addressed as follows:

                  If to Telecom:

                  Olsanska 5
                  130 00  Prague 3
                  Attention:  Bessel Kok
                  Fax:     +420 2 7146 9895

                  with a copy to:

                  Weil, Gotshal & Manges v.o.s.
                  Charles Bridge Center
                  K i ovnicke nam. 1
                  110 00 Prague 1,
                  Czech Republic
                  Attention:  Managing Partner
                  Fax:     +420 2 2140 7310

                  If to eNote:

                  185 Allen Brook Lane
                  P.O. Box 1138
                  Williston, VT 05495
                  Attention:  John Varsames
                  Fax:     802-288-9340

or such other address as shall be furnished in writing by either Party.

                  (f) ASSIGNMENT. The binding provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties without the prior written consent of the other Party.

                  (g) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (h) ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the Parties in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any executive, officer, director, employee or representative of either Party.

                  (i) ARBITRATION. Any and all disputes arising out of or relating to this Agreement, including its interpretation shall be resolved in arbitration in accordance with this Section. Any right by either Party to appeal to any court shall be excluded. Arbitration shall be conducted under the Rules of Arbitration of the International Chamber of Commerce (the "RULES"). The arbitration tribunal shall consist of three arbitrators appointed in accordance with the Rules. The seat of the arbitration tribunal shall be in Vienna, Austria and the language of the arbitration shall be English.

                  (j) SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement, or in any other document, agreement or instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document, agreement or instrument, and the Parties shall attempt to deliver the benefits of such provision in a manner that is not invalid, illegal or unenforceable.


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                 (k) EXPENSES. Unless otherwise provided in the Definitive
Agreements, each Party shall pay its own expenses in connection with this Agreement and the transactions contemplated thereby.

                 (l) REGULATORY CONTACTS. Each Party agrees to consult with the other in advance of any material communications with governmental or regulatory authorities regarding the Venture.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                        EESKYTELECOM a.s.

                                        By: /s/ A.F. Bessel Kok
                                            ----------------------------
                                        Name: A.F. Bessel Kok
                                            ----------------------------
                                        Title: Chief Operating Officer
                                            ----------------------------

                                        ENOTE.COM, INC.

                                        By: /s/ John R. Varsames
                                            ----------------------------
                                        Name: John R. Varsames
                                            ----------------------------
                                        Title: President and CEO
                                            ----------------------------


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